Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

BY AND BETWEEN

GORDMANS, INC.

AND

MICHAEL JAMES

Whereas, Gordmans, Inc. (hereinafter “the Company”) desires to enter into an employment separation agreement and release with Michael James, (hereinafter “the Employee”); and whereas, the Employee has terminated from the Company on September 4, 2015, it is hereby agreed as follows:

1.	Both parties agree that the Employee’s separation from employment is a termination without “cause,” as referenced in the separation benefit letter signed by Employee on January 12, 2010.

2.	The Company agrees to pay the Employee income continuance payments for a period of twenty six (26) weeks at the weekly rate of $4,736.77, according to the established separation benefits for officers. Any separation pay that is postponed because of 409A will be paid to you within 30 days after the end of the six-month delay period. Your income continuance is also conditional on your employment with another organization and you shall immediately notify the Company in writing when you have accepted employment with a third party. These payments shall be made in accordance with the established biweekly payroll schedule. Further the Company agrees to pay a lump sum of $7,500.00 and any earned prorated bonus for the time worked in 2015 in consideration for being available to the Company in response to business inquiries. Any earned bonus will be paid in accordance with established administrative rules and paid at the same time as all other earned bonuses.

3.	For the same number of weeks that severance will be paid, medical and dental continuation coverage (commonly referred to as COBRA coverage) will be subsidized by the Company to the same extent that such coverage is subsidized during regular employment, provided the Employee elects COBRA coverage. COBRA coverage will automatically cease if medical coverage is obtained through a new employer as stated in the COBRA document, page two item number three.

4.	The Company agrees to pay the Employee 116 hours of earned, unused vacation. This vacation payment will be paid on the September 11, 2015 payday.

5.	Notwithstanding anything to the contrary stated herein, nothing in this agreement is intended to limit in any way Employee’s right or ability as an employee to file a charge or claim with any federal, state or local agency, including, but not limited to the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”), any other Fair Employment Practices Agency (“FEPA”) or any comparable agency. These agencies have the authority to carry out their own statutory duties by investigating charges or claims, issuing determinations, filing lawsuits in their own name or taking other action authorized by statute. Employee retains the right to participate in any such action, but not the right to recover money damages or other individual legal or equitable relief awarded by any such governmental agency. In addition, Employee retains the right to initiate or respond to any communication with or from any such governmental agency.

6.

In consideration for the payments described in paragraphs 2 and 3 above, the Employee, as a free and voluntary act, hereby waives, releases, and forever discharges any and all claims against the Company or any affiliate or any of their shareholders, directors, officers, employees and agents, of and from any and all debts, obligations, claims, demands, judgments or causes of action of any kind whatsoever in tort, contract, by statute, or on any other basis for compensatory, punitive or other damages, expenses, reimbursements or costs of any kind, including but not limited to, any and all claims, demands, rights and/or causes of action, including those which might arise out of allegations relating to a claimed breach of an alleged oral or written employment contract, wrongful discharge, emotional distress, mental anguish, violation of public policy, retaliation, assault, battery, defamation, invasion of privacy, or relating to purported discrimination or civil rights violations, such as, but not limited to, those arising under the Civil Rights Acts of 1866, 1871, 1964, or 1991, the Age Discrimination in Employment Act (ADEA), the Equal Pay Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other similar federal, state or local laws or regulations which the Employee might have or assert against any of said entities or persons (1) by reason of employment by the Company or the termination of said employment relationship and all circumstances related thereto; or (2) by reason of any other matter, cause or thing whatsoever which may have occurred prior to the date of execution of this Agreement.

8.	The Employee acknowledges that the Company specifically disclaims any liability to or wrongful act against the Employee or any other person on the part of itself, its affiliates, and the shareholders, directors, officers, employees and agents of any of them. The Employee agrees that the monies and considerations described herein are considerations to which he would not otherwise be entitled without signing this Agreement and that these considerations constitute payment in exchange for signing this Agreement.

9.	The Employee’s release and covenant not to sue set forth above shall apply to the Company, its affiliated persons and entities (including Sun Capital Partners, Inc., its affiliates and affiliated investment funds), shareholders, directors, officers, employees, agents, successors, assigns, attorneys, subsidiaries and insurers.

10.	This Agreement and Release is intended to be personal in nature, and is not to be construed as an open offer to any other employee in a similar situation, nor shall it be deemed a pattern of past practice with respect to the payment of employee benefits.

11.	The Employee will never, except as specifically authorized by the Company in writing, directly or indirectly (1) use for the Employee’s own gain, or (2) disclose or disseminate to any other person, organization or entity, any of the Company’s confidential information. As used in this paragraph, “confidential information” shall mean any and all information and compilations of information relating to the Company’s business which the Company provided to the Employee, or to which the Employee had access while affiliated with the Company, and which information or compilations of information are not generally known to the public. “Confidential information” includes, but is not limited to, information regarding the Company’s clients/customers, employees, vendors, its current and future business plans and affairs, and its business practices.

12.

For a period of twelve (12) months immediately following the Employee’s separation of employment with the Company, the Employee will not solicit (on behalf of any individual or entity other than the Company) for employment any then current employee of the Company with whom the Employee actually worked and had personal contact while employed by the Company. Without limitation, the Employee specifically acknowledges that any employee who was employed by the Company at the Company’s facility at which the Employee’s primary worksite/office was located, and who worked at such facility while the Employee was employed by the Company, should be considered an “employee of the Company with whom the Employee actually worked and had personal contact while employed by the Company,” unless the Employee can prove otherwise. The Employee further specifically acknowledges that this restriction is necessary and reasonable for the protection of the Company’s employee and customer goodwill, and that it will not prevent the Employee from being gainfully employed following termination of employment with the Company because the Employee will be free to engage in any occupation as long as the Employee honors the restrictions contained in this paragraph.

13.	The Employee shall not seek any form of employment or other working relationship with the Company in the future; moreover, should the Employee seek such a relationship with the Company in the future, the Company’s refusal to consider the Employee for such relationship shall be irrebuttably and conclusively deemed to be based on this Agreement, and on no other factor.

14.	The Employee acknowledges as follows:

a.	I HAVE BEEN AFFORDED THE OPPORTUNITY TO REVIEW AND CONSIDER THIS AGREEMENT AND RELEASE FOR AT LEAST TWENTY-ONE (21) DAYS. I UNDERSTAND THAT THIS AGREEMENT AND RELEASE, AND THE OFFER OF CONSIDERATION CONNECTED WITH THIS AGREEMENT AND RELEASE, SHALL EXPIRE FOLLOWING THE TWENTY-ONE DAY PERIOD, AND WILL NO LONGER BE AVAILABLE.

b.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS FROM THE DATE THIS AGREEMENT AND RELEASE IS EXECUTED BY ME TO REVOKE THIS AGREEMENT AND RELEASE.

c.	I HAVE READ AND UNDERSTAND THIS AGREEMENT AND RELEASE. I HAVE SIGNED IT FREELY AND OF MY ACCORD AFTER HAVING BEEN GIVEN AMPLE OPPORTUNITY AND HAVING BEEN ADVISED BY THE COMPANY TO SECURE THE ADVICE AND COUNSEL OF AN ATTORNEY OF MY CHOOSING.

15.	This Agreement and Release shall be interpreted according to the laws of the State of Nebraska. In case any one or more of the provisions and/or clauses of this Agreement and Release shall be found to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions and/or clauses contained herein shall not in any way be affected or impaired thereby. Further, any clause and/or provision found to be invalid, illegal, or unenforceable shall be deemed, without further action on the part of the parties hereto, to be modified, amended, and/or limited to the minimum extent necessary to render such clauses and/or provisions valid and enforceable. This Agreement and Release constitutes the entire agreement between the parties. It shall be altered only in writing.

/s/ Michael D. James	9/18/2015
Michael D. James	Date

/s/ Roger L. Glenn	9/24/2015
On Behalf of Gordmans	Date